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                                                                   EXHIBIT 3.1.6

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            UNITIVE ELECTRONICS, INC.

      Pursuant to North Carolina General Statutes Section 55-10-06, the undersigned corporation (the "CORPORATION") hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

      (1) The name of the Corporation is Unitive Electronics, Inc.

      (2) Article V, Section A of the Articles of Incorporation of the Corporation is deleted, and a new, Article V, Section A is adopted, which reads as follows:

                                    ARTICLE V
                           CAPITAL STOCK; PREFERENCES

      A. The number of shares the Corporation is authorized to issue is thirty six million, eight hundred thirty-seven thousand six hundred and seven (36,837,607) of which twenty million (20,000,000) shares shall be designated as Class A Common stock (the "VOTING COMMON STOCK"), of which one thousand (1,000) shall be designated as Class B Non-Voting Common Stock (the "NON-VOTING COMMON STOCK") (the Voting Common Stock and the Non-Voting Common Stock are sometimes collectively referred to as the "COMMON STOCK"), of which sixteen million eight thirty-six thousand six hundred seven (16,836,607) shares shall be designated Series A Preferred stock (the "SERIES A PREFERRED STOCK"). The Series A Preferred Stock is hereinafter sometimes referred to as the "PREFERRED STOCK." The shares of Common Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall have a par value of $0.001 per share.

      (3) Shareholder approval of the amendments was obtained as required by Chapter 55 of the General Statutes of North Carolina.

      (4) The date of adoption of each amendment was the 3rd day of June, 1999.

      (5) These Articles will be effective upon filing.

This 24th day of June, 1999.

                                                  UNITIVE ELECTRONICS, INC.

                                                  By: /s/ Wayne Machon
                                                      -------------------------
                                                      Wayne Machon, President